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                                                                    Exhibit 11.1

                          MEDICAL MANAGER CORPORATION
                      BASIC AND DILUTED EARNINGS PER SHARE
                FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                THREE MONTHS       SIX MONTHS
                                                    ENDED            ENDED
                                                JUNE 30, 1998     JUNE 30, 1998
                                                -------------     -------------
Net Income                                          $4,210           $7,636
                                                    ======           ======
BASIC EARNINGS PER SHARE:

Weighted average common shares outstanding          21,083           20,543
                                                    ======           ======

Basic earnings per share                             $0.20            $0.37
                                                    ======           ======

DILUTED EARNINGS PER SHARE:

Weighted average common shares outstanding          21,083           20,543
Common equivalent shares:
    Stock options                                      978              939
                                                    ------           ------
Diluted shares                                      22,061           21,482
                                                    ======           ======

Diluted earnings per share                           $0.19            $0.36
                                                    ======           ======
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